INTEGER HOLDINGS CORPORATION
AMENDED AND RESTATED CHANGE OF CONTROL AGREEMENT
This AMENDED AND RESTATED CHANGE OF CONTROL AGREEMENT is by and between Integer Holdings Corporation, a Delaware corporation (“Integer”), and _________________ (the “Executive”), and dated as of the ______ day of _____ 2026.
The Board of Directors of Integer (the “Board’’) has determined that it is in the best interests of Integer and its stockholders to assure that the Company (as defined below) will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below). The Board believes it is imperative to (1) diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control; (2) encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control; and (3) to enable the Executive, without being influenced by the uncertainties of the Executive’s own situation, to assess and advise Integer whether proposals concerning any potential Change of Control are in the best interests of Integer and its stockholders and to take other action regarding these proposals as Integer might determine appropriate. Therefore, to accomplish these objectives, the Board has caused Integer to enter into this Agreement, which amends and restates the Change of Control Agreement by and between Integer and the Executive and dated as of March 24, 2025 (the “Prior Agreement”).
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
1. Certain Definitions.
(a) An “Affiliate” of, or a Person “Affiliated” with, a specified Person, means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.
(b) “Beneficial Owner” has the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.
(c) “Cause” means (i) a material breach by the Executive of this Agreement, (ii) gross negligence or willful misconduct in the performance of the Executive’s duties to the Company, (iii) the Executive’s continued and willful failure or refusal (other than due to Disability) to perform the Executive’s material duties to the Company, (iv) the Executive’s willful or gross misconduct, whether or not in connection with the Executive’s duties to the Company, that is likely to materially injure the reputation, business or a business relationship of the Company, (v) the commission of a felony that results in a conviction or nolo contendre plea in a court of law, or (vi) a material violation of the written policies of the Company. Other than in the case of an act described in clause (v), the cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of the resolution duly adopted by the affirmative vote of not less than 3/4ths of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in this Section, and specifying the particulars in detail.
(d) “Change of Control Period” means the consecutive 24-month period following the consummation of a Change of Control.
(e) “Code” means the Internal Revenue Code of 1986, as amended.
(f) “Company” means, collectively, Integer and its Subsidiaries except where the context clearly requires otherwise.
(g) “Confidential Information” means oral or written knowledge and information not generally known whether presently existing or developed in the future, including trade secrets, about the Integer Companies’ methods, processes, technology, intellectual property, products and services, including but not limited to information relating to such matters as research and development, inventions, designs, formulas, configurations, engineering drawings, studies, plans, specifications or components pertaining to or used in connection with any and all computer software or hardware products, contemplated, under development or developed (in whole or in part) by any of the Integer Companies, manufacturing methods, patents, inventions, processes, techniques, composition of materials, applications for particular technologies, materials or designs, business relationships of any of the Integer Companies (including proposed relationships with suppliers, distributors, licensees and licensors), vendor names, customer lists, management systems, financial data, financial statements and sales and marketing plans. All information which the Executive acquires or becomes acquainted with during employment with any of the Integer Companies that relates to the Integer Companies or their businesses, whether developed by the Executive or by others, which the Executive has a reasonable basis to believe to be confidential information of the Integer Companies, or which is treated by the Integer Companies as being confidential, will be presumed to be Confidential Information. The term “Confidential Information” does not include information which is or becomes generally available to the public other than as a result of a disclosure by the Executive or Executive’s agents or other representatives.
(h) “Direct Competitor” means, with respect to each Restricted Product Category, a non-Integer Company Person (including the Executive or a Person owned in whole or in part by the Executive) that engages in a line of business that is the same as or similar to or which competes, in whole or in part, with such Restricted Product Category.
(i) “Disability” means the failure of the Executive to perform the Executive’s duties to the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent. Any question as to the date of or the existence, extent or potentiality of disability of the Executive on which the Executive and Integer cannot agree shall be determined by a qualified independent physician jointly selected by the Executive and Integer (or if the Executive is unable to make such a selection, it shall be made by an adult member of the Executive’s immediate family). The determination of such physician, made in writing to Integer and to the Executive, shall be final and conclusive.

(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Exchange Act shall include any successor provision thereto.
(k) “Good Reason” means the occurrence of any of the following events or conditions without the Executive’s written consent:
(i) a diminution in the Executive’s annual base salary from that in effect immediately prior to the Change of Control;
(ii) a reduction in the Executive’s annual or long-term incentive opportunity from that in effect immediately prior to the Change of Control;
(iii) a material diminution in the Executive’s authority, duties, or responsibilities from those in effect immediately prior to the Change of Control;
(iv) the relocation of the principal office at which the Executive performs services for the Company by more than 35 miles from the location of such office immediately prior to the Change of Control, provided that such relocation results in a material increase in the Executive’s commuting time;
(v) the failure of Integer to obtain the agreement of any successor of Integer to assume this Agreement in accordance with Section 15(c); or
(vi) any other action or inaction that constitutes a material breach by the Company of this Agreement.
“Good Reason” shall not be deemed to exist unless: (A) the Executive has provided written notice to Integer of the existence of one or more of the conditions listed in (i) through (vi) above within 90 days after the initial existence of such condition or conditions; and (B) such condition or conditions have not been cured by Integer within 30 days after receipt of such notice.
(l) “Integer Companies” means Integer, its current Subsidiaries, and any additional corporation, partnership, limited liability company, joint venture or other business entity which becomes a Subsidiary of Integer.
(m) “Non-Compete Period” means the period of the Executive’s employment with the Integer Companies and, in the event the Executive receives the payments and benefits provided for in Section 5(d), for 12 months after the Termination Date.
(n) “Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof. Notwithstanding the foregoing, for purposes of Section 10, “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Integer Companies.

(o) “Prohibited Activity” means performance of any duties that are (i) substantially similar to or the same as those performed by the Executive in connection with Executive’s employment with the Integer Companies; (ii) directly or indirectly relating to or otherwise competitive with any Restricted Product Category products or lines of business; and (iii) for or on behalf of either (1) any Direct Competitor, or (2) any other Person that offers, or plans to offer, products or services that are competitive with the products or services provided by, or under development by, any of the Integer Companies. Notwithstanding the foregoing, an activity shall not be a Prohibited Activity unless it is performed anywhere in the sales territory of the Integer Companies. The Executive acknowledges and agrees that the job duties performed by the Executive for the Integer Companies affect the Integer Companies throughout their sales territory.
(p) “Restricted Product Category” means any or all of the following product categories or lines of business within the Integer Companies to which the Executive provides services or support, or had access to Confidential Information, during the Executive’s employment: (1) Cardiac Rhythm Management and Neuromodulation; (2) Cardio & Vascular; or (3) any other product category or line of business that the Integer Companies become involved in during the period of the Executive’s employment with the Integer Companies. For avoidance of doubt, if the Executive’s work is not limited by product category or line of business, e.g. performance of corporate functions, the Executive shall be deemed to have provided services or support, or had access to Confidential Information during employment, relating to all product categories and lines of business within the Integer Companies.
(q) “Specified Employee” means an employee who is a “specified employee,” as defined in Section 409A of the Code, on the date of the employee’s Termination of Employment.
(r) “Subsidiary” means any corporation, limited liability company, partnership or other entity in which Integer holds, directly or indirectly, a majority of the value of the outstanding equity securities or a majority of the voting power with respect to the voting securities of such entity.
(s) “Termination Date” means the date the Executive incurs a Termination of Employment with the Company other than on account of death.
(t) “Termination of Employment,” “separation from service” and terms of similar import mean a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code.
2. Change of Control. “Change of Control” means:
(a) Any Person, other than any employee plan established by the Integer Companies, the Integer Companies, an underwriter temporarily holding securities pursuant to an offering of such securities, or an entity owned, directly or indirectly, by stockholders of Integer in substantially the same proportions as their ownership of Integer, is (or becomes, during any 12-month period) the Beneficial Owner, directly or indirectly, of securities of Integer (not including in the securities beneficially owned by such Person any securities acquired directly from the Integer Companies other than in connection with the acquisition by the Integer Companies of a business)

representing 50% or more of the total voting power of the stock of Integer; provided that the provisions of this subsection (a) are not intended to apply to or include as a Change of Control any transaction that is specifically excepted from the definition of Change of Control under subsection (c) below;
(b) a change in the composition of the Board such that, during any 12-month period, the individuals who, as of the beginning of such period, constitute the Board (the “Existing Board”) cease for any reason to constitute at least 50% of the Board; provided, however, that any individual becoming a member of the Board subsequent to the beginning of such period whose election, or nomination for election by Integer’s stockholders, was approved by a vote of at least a majority of the members of the Board immediately prior to the date of such appointment or election shall be considered as though such individual were a member of the Existing Board; provided further, that, notwithstanding the foregoing, no individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 or Regulation 14A promulgated under the Exchange Act or successor statutes or rules containing analogous concepts) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or Person other than the Board, shall in any event be considered to be a member of the Existing Board;
(c) the consummation of a merger, amalgamation or consolidation of Integer with any other corporation or other entity, or the issuance of voting securities in connection with such a transaction pursuant to applicable stock exchange requirements; provided that immediately following such transaction the voting securities of Integer outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity of such transaction or parent entity thereof) 50% or more of the total voting power and total fair market value of Integer’s stock (or, if Integer is not the surviving entity of such merger or consolidation, 50% or more of the total voting power and total fair market value of the stock of such surviving entity or parent entity thereof); and provided, further, that such a transaction effected to implement a recapitalization of Integer (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Integer (not including in the securities beneficially owned by such Person any securities acquired directly from the Integer Companies other than in connection with the acquisition by the Integer Companies of a business) representing 50% or more of either the then-outstanding common stock in Integer or the combined voting power and total fair market value of Integer’s then-outstanding voting securities shall not be considered a Change of Control; or
(d) the sale or disposition by Integer of all or substantially all of Integer’s assets in which any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from Integer that have a total gross fair market value equal to more than 50% of the total gross fair market value of all of the assets of Integer immediately prior to such acquisition or acquisitions.
Notwithstanding the foregoing, (i) no Change of Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the shares of common stock in Integer immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns substantially all of the assets of Integer immediately prior to such transaction or series of transactions and (ii) no Change of Control shall be deemed to have occurred upon the acquisition of additional control of Integer by any Person that is considered to effectively control Integer. In no event will a Change of Control be deemed to have occurred if the Executive is part of a “group” within the meaning of Section 13(d)(3) of the Exchange Act that effects a Change of Control. Notwithstanding any other provision of this Agreement, to the extent necessary to comply with Section 409A of the Code, a “Change of Control” will be considered to have occurred only if the event constitutes a change in control event under Section 409A of the Code.
3. Term of Agreement. This Agreement will be effective from the date hereof and continue in effect for an indefinite term, subject to termination in accordance with the terms and conditions of this Agreement.
4. Cause and Good Reason Termination Procedures. Any termination of the Executive’s employment by the Company for Cause or by the Executive for Good Reason during the Change of Control Period shall be communicated through a written notice to the other party. A written notice will (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the Termination Date is other than the date of receipt of such notice, specifies the Termination Date (which shall be not more than 15 days after the giving of such notice in all instances other than Good Reason, in which case it shall be at least 31 days after and no more than 90 days after the provision of the written notice). The failure by the Executive or Integer to set forth in the written notice any fact or circumstance that contributes to a showing of Good Reason or Cause, as the case may be, shall not waive any right of the Executive or Integer or preclude the Executive or Integer from asserting such fact or circumstance in enforcing the Executive’s or Integer’s rights.
5. Obligations of the Company upon Termination.
(a) Death. If the Executive’s employment terminates by reason of the Executive’s death during the Change of Control Period, the Company shall have no further obligations to the Executive’s legal representatives under this Agreement, other than the following obligations (the amounts described in clauses (i) and (ii) are the “Accrued Obligations”):
(i) payment of the Executive’s base salary through the date of the Executive’s death to the extent not paid; and
(ii) payment of any earned but unpaid annual bonus for the most recently completed fiscal year.
All Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days following the date of the Executive’s death.

(b) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Change of Control Period, the Company shall have no further obligations to the Executive, other than for the Accrued Obligations. All Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days following the Termination Date.
(c) Cause or Voluntary Resignation. If the Executive’s employment is terminated by the Company for Cause during the Change of Control Period, the Company shall have no further obligations to the Executive, other than the obligation to pay to the Executive the Executive’s base salary through the Termination Date to the extent unpaid. If the Executive voluntarily terminates employment with the Company during the Change of Control Period, excluding a termination for Good Reason, the Company shall have no further obligations to the Executive, other than for the Accrued Obligations. Any amounts payable to the Executive under this Section 5(c) shall be paid to the Executive in a lump sum in cash within 30 days following the Termination Date.
(d) Other Termination: Good Reason. If, during the Change of Control Period, the Company shall terminate the Executive’s employment other than for Cause or Disability, or the Executive shall voluntarily terminate employment with the Company for Good Reason:
(i) The Company shall pay to the Executive the following amounts within 30 days following the Termination Date:
A. all Accrued Obligations;
B. a lump sum payment equal to two times the sum of (i) the Executive’s annual base salary and (ii) the higher of (x) the average annualized (for any fiscal year consisting of less than 12 full months or with respect to which the Executive has been employed by the Company for less than 12 full months) bonus paid for the three fiscal years immediately preceding the fiscal year in which the Change of Control occurs, or (y) the Executive’s target annual bonus opportunity pursuant to any annual bonus plan in effect for the fiscal year that includes the Termination Date;
C. a lump sum payment equal to two times the Company’s total contributions on behalf of the Executive to any retirement plan (whether qualified or nonqualified) of the Company in effect on the Termination Date, for the plan year preceding the Termination Date. This payment will be made in cash and will not eliminate the obligation of the Company to make all scheduled contributions to any retirement plan;
D. a separate lump sum payment equal to the product of (x) 110 percent of the monthly premium (or the equivalent cost of coverage for self-insured benefits) for medical and prescription drug coverage for the most recent complete month of medical and prescription drug coverage for Executive, Executive’s spouse (if any) and dependent children who were covered under the Company’s medical and prescription drug plans immediately prior to the Termination Date and (y) twenty-four (24);

(ii) the Company shall pay the Executive up to $25,000 for executive outplacement services utilized by the Executive; provided however, that such expenses shall be paid or reimbursed to the Executive by the Company on a regular, periodic basis no later than 30 days after presentation by the Executive of a statement or statements, up to a maximum of $15,000 in the first year (and up to a maximum of $10,000 in the second year) following the year in which the Executive’s employment terminates, and further provided that the Executive presents such statement(s) no later than 30 days prior to the end of the calendar year following the calendar year in which such expenses were incurred;
(iii) any stock options, stock appreciation rights (SARs), restricted stock, restricted stock units and other similar equity incentive awards held by the Executive that, as of the Termination Date, remain subject to vesting based solely on the Executive’s continued employment with the Company shall immediately become vested, exercisable, and freely transferable, as the case may be, as to all or any part of the shares covered by those awards, with the Executive being able to exercise any stock options or SARs for a period of 12 months following the Termination Date or such longer period as may be permitted under the applicable plan documents and related award agreements. Notwithstanding the foregoing, (i) no option or SAR shall be exercisable after the expiration of its term, and (ii) if it is determined that the extension of the right to exercise an option or SAR for a given period of time would violate Section 409A of the Code, the exercise period for the affected options or SARs will be extended only for the maximum period that would not be deemed an extension of a stock right under Section 409A of the Code and related guidance;
(iv) any stock options, SARs, restricted stock, restricted stock units and other similar equity incentive awards held by the Executive that, as of the Termination Date, remain subject to vesting based all or in part on the satisfaction of one or more performance goals shall immediately become vested, with performance being deemed achieved at the greater of (x) target performance and (y) actual performance (as determined by the Committee); provided, however, that purposes of this clause (iv), actual performance shall be determined as follows: (A) with respect to relative total shareholder return, the per Company share transaction price paid to stockholders in connection with the applicable Change of Control shall be used as the “Ending Stock Price” (as defined in the applicable award agreement) and (B) with respect to organic sales growth, (X) actual performance shall be used for any year during the applicable performance period that is completed prior to the applicable Change of Control and (Y) projected actual performance (as determined by the Committee prior to the applicable Change of Control) shall be used for any other year during the applicable performance period;
(v) if, within the 18-month period immediately preceding the Termination Date, the Executive had relocated the Executive’s primary residence from one location (the “Point of Origin”) to its location at the Termination Date at the request of the Company, then the Company shall reimburse the Executive in cash within 14 days following receipt of substantiating written receipts for any relocation expenses actually incurred in the 12 months immediately following the Termination Date by the Executive in moving the Executive’s primary residence to any location within 35 miles of the Point of Origin, provided that (A) the relocation expense is directly related to the Executive’s Termination of Employment with the Company, (B) any written receipts are presented to the Company within 60 days of the date the related relocation expense was incurred by the Executive, and (C) in no event shall the reimbursement made by the Company exceed the lesser of (1) the original cost of relocating the Executive’s primary residence from the Point of Origin to its location on the Termination Date, or (2) the estimated reasonable cost for such relocation expense as determined by the Company’s relocation service provider, whose determination will be final and binding on the Company and the Executive. Upon written request from the Executive, the Company will obtain and provide the Executive with an estimated relocation cost determination from its relocation service provider in advance of any proposed relocation by the Executive;
(vi) The Executive will remain eligible for a prorated annual bonus for the fiscal year that includes the Termination Date based upon the number of days the Executive was employed by the Company during such fiscal year and the actual level of achievement of the applicable performance goals for such fiscal year, provided that any individual-specific performance goals that are based on qualitative performance factors will be deemed satisfied at target level performance. Any prorated annual bonus will be paid to the Executive at the same time annual bonuses are paid to active employees of the Company for the fiscal year that includes the Termination Date, but in no event later than March 15th following the calendar year that includes the Termination Date; and
(vii) If the Company has not granted any annual long-term stock incentive plan award to the Executive for the fiscal year that includes the Termination Date, the Company will make a lump sum payment in cash to the Executive within 30 days following the Termination Date equal to (A) the grant date fair value of any annual long-term stock incentive plan award granted by the Company to the Executive for the immediately preceding fiscal year, determined in accordance with FASB ASC Topic 718, times (B) a fraction, the numerator of which is the number of full months the Executive was employed by the Company during the fiscal year that includes the Termination Date, and the denominator of which is 36.
The payment of any amounts and the provision of any benefits described in this Section 5(d), other than the Accrued Obligations, is conditioned on the Executive’s timely execution and non-revocation of the General Release and Waiver set forth in Section 8.
6. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other agreements with the Company. Amounts that are vested benefits or that the Executive otherwise is entitled to receive under any plan, policy, practice or program of the Company at or subsequent to the Termination Date shall be payable in accordance with such plan, policy, practice or program, except as explicitly modified by this Agreement.
7. Full Settlement; Legal Fees. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations, except as specifically provided otherwise in this Agreement, shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action the Company may have against the Executive or others. The amounts payable to the Executive will not be subject to any requirement of mitigation, nor, except as specifically provided otherwise in this Agreement, will they be offset or otherwise reduced by reason of the Executive’s receipt of compensation from any source other than the Company. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under this Agreement.
8. General Release and Waiver. In exchange for the consideration provided under this Agreement, the Executive agrees to sign a General Release and Waiver of age and other claims on a form substantially in the form attached hereto as Exhibit A. If the period in which the Executive may review and revoke the General Release and Waiver begins in one calendar year and ends in a second calendar year, then any amounts or benefits payable under this Agreement that represent nonqualified deferred compensation subject to Section 409A of the Code will not be paid (or begin to be paid) until the second calendar year, provided that in no event will payment of any amount or provision of any benefit commence later than the end of the payment period specified in this Agreement.
9. Code Section 280G Best Results.
(a) If any payment or benefit Executive would receive pursuant to this Agreement or otherwise, including accelerated vesting of any equity compensation (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either (x) provided to the Executive in full, or (y) provided to the Executive to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax (the “Cutback Amount”), whichever of the foregoing amounts, when taking into account applicable federal, state, local, and foreign income and employment taxes, such Excise Tax, and other applicable taxes, (all computed at the highest applicable marginal rates), results in the receipt by the Executive, on an after-tax basis, of the greatest amount of the Payment, notwithstanding that all or a portion of such Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Cutback Amount, reduction shall occur in the following order: (A) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (B) payments due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced next (if necessary, to zero), with amounts that are payable or deliverable last reduced first; (C) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24 will be reduced next (if necessary, to zero), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); (D) payments due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24 will be reduced next (if necessary, to zero), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); and (E) all other non-cash benefits not otherwise described in clause (B) or (D) of this Section 9(a) will be next reduced pro rata. Any reduction in the Payment will be made in a manner consistent with the requirements of Section 409A of the Code.

(b) Integer shall appoint a nationally recognized accounting firm to make the determinations required hereunder and perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Integer and Executive within fifteen (15) calendar days after the Termination Date (if requested at that time by Integer or Executive). Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon Integer and Executive.
10. Non-Competition. The Executive agrees that in addition to any restrictions contained in any other agreement between the Executive and the Integer Companies and as a pre-requisite to entering into this Agreement, some additional restrictions on Executive’s activities during and after Executive’s employment are necessary to protect the goodwill and other legitimate interests of the Integer Companies:
(a) During the Non-Compete Period, the Executive shall not, directly or indirectly, alone or in conjunction with any other Person (other than the Integer Companies) engage in any Prohibited Activity.
(b) The Executive agrees that, during Executive’s employment with the Integer Companies, Executive will not undertake any outside activity, whether or not competitive with the business of the Integer Companies, that could reasonably give rise to a conflict of interest or otherwise interfere with Executive’s duties and obligations to the Integer Companies, except as otherwise agreed to in writing by the Integer in its sole discretion.
(c) The Executive agrees that, unless another agreement between an Integer Company and the Executive expressly provides, through a direct reference to this Agreement, that any restrictive covenants set forth in that other agreement supersede those in this Agreement, then the restrictive covenants set forth in the other agreement will be in addition to, and not in lieu of, those set forth in this Agreement. Similarly, any restrictive covenants set forth in this Agreement will be in addition to, and not in lieu of, any restrictive covenants set forth in another agreement between an Integer Company and the Executive.
(d) In the event the Executive is employed or otherwise engaged by any other Person following the Termination Date, the Executive agrees to notify, and consents to the notification by the Integer Companies of, such Person of the covenants set forth in this Section 10 and in any other agreement with the Integer Companies.
11. Enforcement of Covenants.
(a) The Executive acknowledges that Executive has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon Executive pursuant to Section 10 hereof. The Executive agrees that said restraints are necessary for the reasonable and proper protection of the Integer Companies and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The

Executive further acknowledges that were Executive to breach any of the covenants contained in Section 10 hereof, the damage to the Integer Companies would be irreparable. The Executive therefore agrees that the Integer Companies, in addition to any other remedies available to them, including monetary damages, shall be entitled to preliminary and permanent injunctive relief, a restraining order or other equitable remedies against any breach or threatened breach by the Executive of any of said covenants, in each case without having to post bond. The Executive agrees not to urge in any such action that an adequate remedy exists at law. The parties further agree that, in the event that any provision of Section 10 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. Should the Executive be found to have been in breach of Executive’s noncompetition covenants under this Agreement, the Court shall extend or revise each applicable restraint so as to afford the Integer Companies the full period of restraint contemplated by this Agreement.
(b) The Executive covenants that the Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in Section 10 in a court of competent jurisdiction, provided that it shall not be a violation of the foregoing for the Executive to challenge whether actions or inactions of the Executive constitute a breach of Section 10.
12. Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of Executive’s obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of Executive’s obligations hereunder. The Executive will not disclose to or use on behalf of the Integer Companies any proprietary information of a third party without such party’s consent.
13. Public Announcements. The Executive shall consult with Integer before issuing any press release or otherwise making any public statement with respect to the Integer Companies, this Agreement or any threatened or pending Change of Control, and the Executive shall not issue any such press release or make any such public statement without prior written approval of Integer, except as may be required by applicable law, rule or regulation or any self-regulatory agency requirements, in which event the Company shall have the right to review and comment upon any such press release or public statement prior to its issuance.
14. Arbitration. Except for any proceeding brought under Section 11(a), any dispute, controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be determined and settled by arbitration to be held in Collin County, Texas, pursuant to the American Arbitration Association (or any successor organization) rules relating to employment disputes and before a panel of three arbitrators. Any award rendered shall be final, conclusive and binding on the parties. Except as provided by applicable law, the Company and the Executive shall equally pay the arbitrators’ fees, arbitration expenses and any other costs unique to the arbitration proceeding. All other costs, expenses and attorneys’ fees shall be borne by the party incurring them.

15. Successors.
(a) This Agreement is personal to the Executive and shall not be assignable by the Executive, except that Executive’s right hereunder following death may be assigned by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
(b) This Agreement shall inure to the benefit of and be binding upon Integer and its successors and assigns.
(c) Integer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Integer to assume and expressly agree to perform this Agreement in the same manner and to the same extent that Integer would be required to perform if no such succession had taken place. As used in this Agreement, any reference to “Integer” shall mean Integer and any successor to its business or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.
16. Miscellaneous.
(a) All notices and other communications given pursuant to this Agreement shall be in writing and shall be deemed given only when (a) delivered by hand, (b) transmitted by telex, telecopier or other form of electronic transmission (provided that a copy is sent at approximately the same time by first class mail), or (c) received by the addressee, if sent by registered or certified mail, return receipt requested, or by Express Mail, FedEx or other overnight delivery service, to the appropriate party at the address given below for such party (or to such other address designated by the party in writing and delivered to the other party pursuant to this Section).
If to the Executive:
At the address on file with the Company
If to Integer:
Integer Holdings Corporation
5830 Granite Parkway, Suite 1150
Plano, TX 75024 Attn: Secretary

(b) The Company shall be entitled to deduct or withhold from any amounts payable under this Agreement all amounts that may be required to be deducted or withheld under any applicable law now in effect or that may become effective during the term of this Agreement (including, but not limited to social security contributions and income tax withholdings).
(c) This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to its principles of conflict of laws. The Executive consents to jurisdiction in Texas and venue in Collin County for purposes of all claims arising under this Agreement. THE PARTIES HERETO WAIVE ANY RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY DISPUTES ARISING OUT OF THIS AGREEMENT. The captions of this Agreement are not part of the provisions and shall have no force or effect. Except as specifically referenced in this Agreement, no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter, have been made by either party that are not expressly set forth in this Agreement. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. The Executive’s or Integer’s failure to insist on strict compliance with any provision in any particular instance shall not be deemed to be a waiver· of that provision or any other provision.
(d) Except as otherwise provided by this Section 16(d), no provision of this Agreement may be waived, modified or amended, orally or by any course of conduct, unless such waiver, modification or amendment is set forth in a written agreement duly executed by the parties or their respective successors and legal representatives.
(e) This Agreement contains the entire agreement between the parties regarding the matters described herein, and supersedes any other written or oral understanding or agreement that may have existed in the past regarding the matters described therein, including the Prior Agreement.
17. Section 409A of the Internal Revenue Code.
(a) Notwithstanding anything in this Agreement to the contrary, if an amount hereunder is subject to, and not exempt from, Section 409A of the Code and the Executive is a Specified Employee on the Termination Date, the Executive shall not receive any amount or benefit on account of Executive’s Termination of Employment before the date which is six months after the Termination Date, or, if earlier, upon the Executive’s death. If an amount must be deferred, the first payment shall include an amount equal to the sum of the payments which would have been paid to the Executive but for the payment deferral mandated pursuant to Section 409A(a)(2)(B)(i) of the Code on the first day of the month following the mandated deferral period.
(b) Any reimbursement of expenses or in-kind benefits provided under this Agreement subject to, and not exempt from, Section 409A of the Code shall be subject to the following additional rules: (a) any reimbursement of eligible expenses shall be paid as they are incurred and shall always be paid on or before the last day of the Executive’s taxable year following the taxable year in which the expenses were incurred; provided that the Executive first provides documentation of such expenses in reasonable detail not later than sixty (60) days following the end of the calendar year in which the eligible expenses were incurred; (b) the amount of expenses eligible for reimbursement, or in kind benefits provided, during any calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, during any other calendar year; and (c) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
(c) To the extent applicable, it is intended that this Agreement and any amounts or benefits provided hereunder comply with the provisions of Section 409A of the Code, and this Agreement shall be interpreted and administrated in accordance with this intent.

Notwithstanding any other provision of this Agreement, Integer does not make any representations that any amounts or benefits provided for by this Agreement are exempt from or compliant with Section 409A of the Code, and the Integer Companies shall not be liable to the Executive or any other Person for any adverse tax consequences under Section 409A or any other provision of the Code.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.
INTEGER HOLDINGS CORPORATION:

By: __________________
Name:
Title

EXECUTIVE:

 _________________________

Exhibit A
General Release and Waiver
This General Release and Waiver (the “Release”) is between Integer Holdings Corporation (the “Company”) and _________________ (“you” and similar words), in favor of the Company and its affiliates (meaning any entities that directly or indirectly control, are controlled by, or are under the same control as, the Company or any other entities affiliated with the Company or such entities), in consideration of the benefits provided to you and to be received by you from the Company as described in the Amended and Restated Change of Control Agreement between the Company and you dated as of ____________, 2026 (the “Change of Control Agreement”).
By signing this Release, you and the Company hereby agree as follows:
1.    Waiver and Release. You, for yourself and on behalf of anyone claiming through you including each and all of your legal representatives, administrators, executors, heirs, successors and assigns (collectively, the “Releasors”), do hereby fully, finally and forever release, absolve and discharge the Company and each and all of its legal predecessors, successors, assigns, fiduciaries, parents, subsidiaries, divisions and other affiliates, and each of the foregoing’s respective past, present and future principals, partners, shareholders, directors, officers, employees, agents, consultants, attorneys, trustees, administrators, executors and representatives (collectively, the “Company Released Parties”), of, from and for any and all claims, causes of action, lawsuits, controversies, liabilities, losses, damages, costs, expenses and demands of any nature whatsoever, at law or in equity, whether known or unknown, asserted or unasserted, foreseen or unforeseen, that the Releasors (or any of them) now have, have ever had, or may have against the Company Released Parties (or any of them) based upon, arising out of, concerning, relating to or resulting from any act, omission, matter, fact, occurrence, transaction, claim, contention, statement or event occurring or existing at any time in the past up to and including the date on which you sign this Release, including, without limitation: (a) all claims arising out of or in any way relating to your employment with or separation of employment from the Company or its affiliates; (b) all claims for compensation or benefits, including salary, commissions, bonuses, vacation pay, expense reimbursements, severance pay, fringe benefits, equity awards or any other ownership interests in the Company Released Parties; (c) all claims for breach of contract, wrongful termination and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, invasion of privacy and emotional distress; (e) all other common law claims; and (f) all claims (including claims for discrimination, harassment, retaliation, attorneys fees, expenses or otherwise) that were or could have been asserted by you or on your behalf in any federal, state, or local court, commission, or agency, or under any federal, state, local, employment, services or other law, regulation, ordinance, constitutional provision, executive order or other source of law, including without limitation under any of the following laws, as amended from time to time: the Age Discrimination in Employment Act (the “ADEA”), Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 1981 & 1981a, the Americans with Disabilities Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Lilly Ledbetter Fair Pay Act of 2009,

the Family and Medical Leave Act, Sarbanes-Oxley Act of 2002, the National Labor Relations Act, the Rehabilitation Act of 1973, the Worker Adjustment Retraining and Notification Act, the Uniformed Services Employment and Reemployment Rights Act, Federal Executive Order 11246, the Genetic Information Nondiscrimination Act, any and all claims arising under the Texas Labor Code, including the Texas Payday Act, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, and the Texas Whistleblower Act.
2.    Scope of Release. Nothing in this Release (a) shall release the Company from any of its obligations set forth in the Change of Control Agreement, awards under the Integer Holdings Corporation 2021 Omnibus Incentive Plan (including as amended or amended and restated to date) or any claim that by law is non-waivable, (b) shall release the Company from any obligation to defend and/or indemnify you against any third party claims arising out of any action or inaction by you during the time of your employment and within the scope of your duties with the Company to the extent (i) you have any such defense or indemnification right (including under your indemnification agreement with the Company or to the extent the claims are covered by the Company’s director & officer liability, employment practices liability, or other applicable insurance), and (ii) permitted by applicable law, (c) shall affect your right to file a claim for workers’ compensation or unemployment insurance benefits, or (d) shall prohibit you from instituting any action to challenge the validity of the release under the ADEA.
You further acknowledge that by signing this Release, you do not waive the right to file a charge against the Company with, communicate with or participate in any investigation by the Equal Employment Opportunity Commission, the Securities and Exchange Commission or any comparable state or local agency. However, you waive and release, to the fullest extent legally permissible, all entitlement to any form of monetary relief arising from a charge you or others may file, including without limitation any costs, expenses or attorneys’ fees. You understand that this waiver and release of monetary relief would not affect an enforcement agency’s ability to investigate a charge or to pursue relief on behalf of others. Notwithstanding the foregoing, you will not give up your right to any benefits to which you are entitled under any retirement plan of the Company that is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, or your rights, if any, under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (COBRA), or any monetary award offered by the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended, the Dodd-Frank Wall Street Reform and Consumer Protection Act or the Sarbanes-Oxley Act of 2002.
By executing this Release, you represent that, as of the date you sign this Release, no claims, lawsuits, grievances, or charges have been filed by you or on your behalf against the Company Released Parties.
3.    Knowing and Voluntary ADEA Waiver. In compliance with the requirements of the Older Workers’ Benefit Protection Act, you acknowledge by your signature below that, with respect to the rights and claims waived and released in this Release under the ADEA, you specifically acknowledge and agree as follows: (a) you have read and understand the terms of this Release; (b) you have been advised and hereby are advised, and have had the opportunity, to consult with an attorney before signing this Release; (c) the Release is written in a manner understood by you; (d) you are releasing the Company and the other Company Released Parties from, among other things, any claims that you may have against them pursuant to the ADEA; (e) the releases contained in this Release do not cover rights or claims that may arise after you sign this Release; (f) you will receive valuable consideration in exchange for the Release other than amounts you would otherwise be entitled to receive; (g) you have been given a period of at least 21 days in which to consider and execute this Release (although you may elect not to use the full consideration period at your option); (h) you may revoke this Release during the seven-day period following the date on which you sign this Release, and this Release will not become effective and enforceable until the seven-day revocation period has expired; and (i) any such revocation must be submitted in writing to the Company prior to the expiration of such seven-day revocation period. If you revoke this Release within such seven-day revocation period, it shall be null and void.

4.    Entire Agreement. This Release, the Change of Control Agreement, and the documents referenced therein contain the entire agreement between you and the Company regarding the matters described therein, and take priority over any other written or oral understanding or agreement that may have existed in the past regarding the matters described therein. You acknowledge that no other promises or agreements have been offered for this Release (other than those described above) and that no other promises or agreements will be binding unless they are in writing and signed by you and the Company. Should any provision of this Release be declared by a court of competent jurisdiction to be illegal, void, or unenforceable, the remaining provisions shall remain in full force and effect; provided, however, that upon a finding that the Release, in whole or part, is illegal, void, or unenforceable, you shall be required to execute a release that is legal and enforceable.

[SIGNATURE PAGE FOLLOWS]

I agree to the terms and conditions set forth in this Release.

EXECUTIVE

_________________________________

Date: _____________

20